      As filed with the Securities and Exchange Commission on July 6, 2000
                                                      Registration No. 333-34828
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                               AMENDMENT NO. 2 TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                                 CIMA LABS INC.
             (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                                         41-1569769
(State or Other Jurisdiction of                  (I.R.S. Employer Identification
         Incorporation)                                      Number)

                             10000 VALLEY VIEW ROAD
                       EDEN PRAIRIE, MINNESOTA 55344-9361
                                 (952) 947-8700
          (Address and Telephone Number of Principal Executive Offices)

                                 ---------------

                             John M. Siebert, Ph.D.
                             Chief Executive Officer
                                 CIMA LABS INC.
                             10000 Valley View Road
                       Eden Prairie, Minnesota 55344-9361
                                 (952) 947-8700
           (Name, Address, and Telephone Number of Agent for Service)

                         ------------------------------

                                    copy to:

                              Gale R. Mellum, Esq.
                              Gordon S. Weber, Esq.
                               Faegre & Benson LLP
                               2200 Norwest Center
                             90 South Seventh Street
                          Minneapolis, Minnesota 55402
                                 (612) 336-3000
                               Fax (612) 336-3026

                         ------------------------------

                  Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
                  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
                  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
                  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]
                                                           ---------------------
                  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                 -------------------------------
                  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         -------------------------------

                  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.


================================================================================



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THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  WE MAY
NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                   Subject to completion. Dated July 6, 2000.





                                   PROSPECTUS



                                1,100,000 SHARES



                                 CIMA LABS INC.



                                  COMMON STOCK

                             ----------------------

                  The stockholders named on page 13 are selling up to 1,100,000 shares of our common stock.

                  Our common stock is traded on the Nasdaq National Market under the symbol "CIMA." On July 5, 2000, the last sale price for the common stock, as reported on the Nasdaq National Market, was $22.00 per share.

                  SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

                            ------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                           ---------------------------



                                             , 2000

                                 CIMA LABS INC.

                  We develop and manufacture fast-dissolve and enhanced-absorption oral drug delivery systems. OraSolv and DuraSolv, our leading proprietary fast-dissolve technologies, are oral dosage forms incorporating taste-masked active drug ingredients into tablets which dissolve quickly in the mouth without chewing or water. We currently manufacture and package five commercial products incorporating our proprietary fast-dissolve technologies with active drug ingredients developed by other companies. We develop applications for our technologies that we license to pharmaceutical company partners. We generate revenue from licensing fees, product development fees, selling products we have manufactured that use our fast-dissolve technologies and royalties.

     We were incorporated in Delaware in 1986. Our executive offices are located at 10000 Valley View Road, Eden Prairie, Minnesota 55344-9361. Our telephone number is (952) 947-8700 and our web site is www.cimalabs.com. The information on our website is not incorporated into and is not intended to be a part of this prospectus.

                                  RISK FACTORS

     You should carefully consider carefully the following risks together with all of the other information included in or incorporated by reference into this prospectus before you decide to buy our common stock. The risks and uncertainties we face may impair our business operations and our ability to achieve sustained profitability. This could cause the trading price of our common stock to decline and you may lose all or part of the money paid to buy our common stock.

                           RISK RELATED TO OUR COMPANY

BECAUSE WE HAVE A LIMITED OPERATING HISTORY, POTENTIAL INVESTORS IN OUR STOCK MAY HAVE DIFFICULTY EVALUATING OUR PROSPECTS.

     We recorded the first commercial sales of products using our fast-dissolve technologies in early 1997. Accordingly, we have only a limited operating history, which may make it difficult for you and other potential investors to evaluate our prospects. The difficulty investors may have in evaluating our prospects may cause volatile fluctuations, including decreases, in the market price of our common stock as investors react to information about our prospects. Since 1997, we have generated revenues from product development fees, licensing arrangements, sales of products using our fast-dissolve technologies and from royalties. We are currently making the transition from research and product development operations with limited production to commercial operations with expanding production capabilities in addition to research and product development activities. Our business and prospects, therefore, must be evaluated in light of the risks and uncertainties of a company with a limited operating history and, in particular, one in the pharmaceutical industry. We discuss many of these risks that are particularly relevant to us in the subheadings below. However, we are also subject to general business risks and uncertainties. You should evaluate any potential investment in our common stock accordingly.

IF WE ARE NOT PROFITABLE IN THE FUTURE, THE VALUE OF YOUR INVESTMENT IN OUR STOCK MAY FALL.

     We have not been profitable for much of our past. If we are not profitable in the future, the market price of our stock may fall. We have accumulated aggregate net losses from inception through March 31, 2000 of approximately $46 million. The costs for research and product development of our drug delivery technologies and general and administrative expenses have been the principal causes of our losses. Our ability to achieve sustained profitable operations depends on a number of factors, many of which are beyond our direct control. These factors include:


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     -    the demand for our products;
     - our ability to manufacture our products efficiently and with the required quality;
     -    our ability to increase our manufacturing capacity;
     -    the level of product and price competition;
     - our ability to develop additional commercial applications for our products;
     -    our ability to control our costs; and
     -    general economic conditions.

WE MAY REQUIRE ADDITIONAL FINANCING, WHICH MAY NOT BE AVAILABLE ON FAVORABLE TERMS OR AT ALL AND WHICH MAY RESULT IN DILUTION OF YOUR EQUITY INTEREST.

     We may require additional financing to fund expected increases in operating expenses and capital expenditures as we commercialize additional applications of our drug delivery technologies and increase our production capacity. If we cannot obtain financing when needed, or obtain it on favorable terms, we may be required to curtail our development of new drug delivery technologies or our expansion of manufacturing capacity. Further, if we issue equity securities, our stockholders may experience dilution. We believe our cash and cash equivalents, together with the net proceeds from our private placement of common stock in March, 2000 and expected revenues from operations, will be sufficient to meet our anticipated capital requirements for the foreseeable future. However, we may elect to pursue additional financing at any time to more aggressively pursue development of new drug delivery technologies and expand manufacturing capacity beyond that currently planned.

     Other factors that will affect future capital requirements and may require us to seek additional financing include:

     - the level of expenditures necessary to develop new products or technologies;
     -    the progress of our research and product development programs;
     - the need to construct a larger than currently anticipated manufacturing facility to meet demand for our products;
     - results of our collaborative efforts with current and potential pharmaceutical company partners; and
     - the timing of, and amounts received from, future product sales, product development fees and licensing revenue and royalties.

THE LOSS OF ONE OF OUR MAJOR CUSTOMERS COULD REDUCE OUR REVENUES SIGNIFICANTLY.

     Revenues from AstraZeneca, N.V. Organon and Novartis together represented over 85% of our total revenues for the year ended December 31, 1999. The loss of any one of these customers could cause our revenues to decrease significantly, resulting in, or increasing, our losses from operations. If we cannot broaden our customer base, we will continue to depend on a few customers for the majority of our revenues. We may be unable to negotiate favorable business terms with customers that represent a significant portion of our revenues. If we cannot, our revenues and gross profits may be insufficient to allow us to achieve sustained profitability.

IF WE DO NOT ENTER INTO ADDITIONAL COLLABORATIVE AGREEMENTS WITH PHARMACEUTICAL COMPANIES, WE MAY NOT BE ABLE TO ACHIEVE SUSTAINED PROFITABILITY.

     We depend upon collaborative agreements with pharmaceutical companies to develop, test, obtain governmental approval for, and commercialize oral dosage forms of, active pharmaceutical ingredients using our drug delivery technologies. The number of products that we successfully develop under these collaborative agreements will affect our revenues. If we do not enter into additional agreements in the



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future, or if our current or future agreements do not result in successful marketing of our products, our revenues and gross profits may be insufficient to allow us to achieve sustained profitability. We currently have collaborative agreements with American Home Products, AstraZeneca, Bristol-Myers Squibb, N.V. Organon, Novartis and Schering-Plough.

     Additional risks that we face related to our collaborative agreements include:

     - we may not be able to enter into collaborative agreements to develop additional products using our drug delivery technologies;
     - any existing or future collaborative agreements may not result in additional commercial products;
     - additional commercial products that we may develop may not be successful;
     - we may not be able to meet the milestones established in our current or future collaborative agreements; and
     - we may not be able to successfully develop new drug delivery technologies that will be attractive to potential pharmaceutical company partners.

WE RELY ON THIRD PARTIES TO MARKET, DISTRIBUTE AND SELL THE PRODUCTS INCORPORATING OUR DRUG DELIVERY TECHNOLOGIES AND THOSE THIRD PARTIES MAY NOT PERFORM.

     Our pharmaceutical company partners help us develop, manufacture and sell our products. If one or more of our pharmaceutical company partners fails to pursue the development or marketing of our products as planned, our revenues and gross profits may not reach our expectations, or may decline. We sometimes cannot control the timing and other aspects of the development of products because our pharmaceutical company partners may have priorities that differ from ours. Therefore, our commercialization of products under development may be delayed unexpectedly. Further, we incorporate our drug delivery technologies into the oral dosage forms of products marketed and sold by our pharmaceutical company partners. We do not have a direct marketing channel to consumers for our drug delivery technologies. Therefore, the success of the marketing organizations of our pharmaceutical company partners, as well as the level of priority assigned to the marketing of our products by these entities, which may differ from our priorities, will determine the success of the products incorporating our technologies.

IF WE CANNOT INCREASE OUR PRODUCTION CAPACITY, WE MAY BE UNABLE TO MEET EXPECTED DEMAND FOR OUR PRODUCTS AND WE MAY LOSE REVENUES.

     We must increase our production capacity to meet expected demand for our products. We currently have one production line and a second line is being developed. If we are unable to increase our production capacity as scheduled, we may be unable to meet expected demand for our products, we may lose revenues and we may not be able to maintain our relationships with our pharmaceutical company partners on good terms. Production lines in the pharmaceutical industry generally take 16 to 24 months to complete because of the long lead times required for precision production equipment and the lengthy testing and approval process. We expect our second production line to be operational in the second half of 2001, although we may experience difficulties that could delay our ability to increase our manufacturing capacity. We may not be able to increase our production capacity quickly enough to meet the requirements of our pharmaceutical company partners with whom we are developing our drug delivery technologies.

WE HAVE A SINGLE MANUFACTURING FACILITY AND WE MAY LOSE REVENUES AND BE UNABLE TO MAINTAIN OUR RELATIONSHIPS WITH OUR PHARMACEUTICAL COMPANY PARTNERS IF WE LOSE ITS PRODUCTION CAPACITY.



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     We manufacture all of the products that we produce on our existing production line in our Eden Prairie facility. If our existing production line or facility becomes incapable of manufacturing products for any reason, we may be unable to meet production requirements, we may lose revenues and we may not be able to maintain our relationships with our pharmaceutical company partners. Without our existing production line, we would have no other means of manufacturing products incorporating our drug delivery technologies until we were able to restore the manufacturing capability at our facility or develop an alternative manufacturing facility. Although we carry business interruption insurance to cover lost revenues and profits in an amount we consider adequate, this insurance does not cover all possible situations. In addition, our business interruption insurance would not compensate us for the loss of opportunity and potential adverse impact on relations with our existing pharmaceutical company partners resulting from our inability to produce products for them.

WE RELY ON A SINGLE SOURCE FOR SOME OF OUR RAW MATERIALS, WE MAY LOSE REVENUES AND WE MAY NOT BE ABLE TO MAINTAIN OUR RELATIONSHIP WITH OUR PHARMACEUTICAL COMPANY PARTNERS IF THOSE MATERIALS WERE NOT AVAILABLE FROM THEIR CURRENT SOURCE.

     We rely on single suppliers for some of our raw materials and packaging supplies. If these raw materials or packaging supplies were no longer available we may be unable to meet production requirements, we may lose revenues and we may not be able to maintain our relationships with our pharmaceutical company partners. Without adequate supplies of raw materials or packaging supplies, our manufacturing operations may be interrupted until another supplier could be identified, its products validated and trading terms with it negotiated. We may not be able to identify an alternative supplier in a timely manner, or at all. Furthermore, we may not be able to negotiate favorable terms with an alternative supplier. Any disruptions in our manufacturing operations from the loss of a supplier could potentially damage our relations with our pharmaceutical company partners.

IF WE CANNOT DEVELOP ADDITIONAL PRODUCTS, OUR ABILITY TO INCREASE OUR REVENUES WOULD BE LIMITED.

     We intend to continue to enhance our current technologies and pursue additional proprietary drug delivery technologies. If we are unable to do so, we may be unable to achieve our objectives of revenue growth and sustained profitability. Even if enhanced or additional technologies appear promising during various stages of development, we may not be able to develop commercial applications for them because:

     -    the potential technologies may fail clinical studies;
     -    we may not find a pharmaceutical company to adopt the technologies;
     -    it may be difficult to apply the technologies on a commercial scale;
          or
     -    the technologies may be uneconomical to market.

IF PATIENTS AND PHYSICIANS DO NOT ACCEPT OUR DRUG DELIVERY TECHNOLOGIES, WE MAY BE UNABLE TO GENERATE SIGNIFICANT REVENUES.

     Our revenues depend on ultimate patient and physician acceptance of our drug delivery technologies as an alternative to conventional drug delivery systems. If our drug delivery technologies are not accepted in the marketplace, our pharmaceutical company partners may be unable to successfully market and sell our products, which would limit our ability to generate revenues and to achieve sustained profitability. The degree of acceptance of any drug delivery system depends on a number of factors. These factors include:

     -    demonstrated clinical efficacy and safety;
     -    cost-effectiveness;
     -    convenience and ease of administration;


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     -    advantages over alternative drug delivery systems; and
     -    marketing and distribution support.

     In addition, we expect that our pharmaceutical company partners will price products incorporating our drug delivery technologies slightly higher than conventional swallowable or chewable tablets, which may impair their acceptance. Because only a limited number of products incorporating our drug delivery technologies are commercially available, we cannot yet assess the level of market acceptance of our drug delivery technologies.

DEMAND FOR SOME OF OUR PRODUCTS IS SEASONAL, AND OUR SALES AND PROFITS MAY SUFFER DURING PERIODS WHEN DEMAND IS LIGHT.

     Certain non-prescription products that we manufacture for our pharmaceutical company partners to treat seasonal ailments such as colds and the flu. Our pharmaceutical company partners may choose to not market those products in off-seasons and our sales and profits may decline in those periods as a result. In 1999, revenues from Novartis, which included revenues related to Triaminic, a cold and flu product, represented 42% of our total revenues. We may not be successful in developing a mix of non-prescription and prescription products to reduce these seasonal variations.

IF WE CANNOT ADEQUATELY PROTECT OUR TECHNOLOGY AND PROPRIETARY INFORMATION, WE MAY BE UNABLE TO SUSTAIN A COMPETITIVE ADVANTAGE.

     Our success depends, in part, on our ability to obtain and enforce patents for our products, processes and technologies and to preserve our trade secrets and other proprietary information. If we cannot do so, our competitors may exploit our innovations and deprive us of the ability to realize revenues and profits from our developments. We have been granted seven patents on our drug delivery systems in the U.S., which will expire beginning in 2010.

     Any patent applications we may have made or may make relating to our potential products, processes and technologies may not result in patents being issued. Our current patents may not be valid or enforceable. They may not protect us against competitors that challenge our patents, obtain patents that may have an adverse effect on our ability to conduct business or are able to circumvent our patents. Further, we may not have the necessary financial resources to enforce our patents.

     To protect our trade secrets and proprietary technologies and processes, we rely, in part, on confidentiality agreements with our employees, consultants and advisors. These agreements may not provide adequate protection for our trade secrets and other proprietary information in the event of any unauthorized use or disclosure, or if others lawfully develop the information.

THIRD PARTIES MAY CLAIM THAT OUR TECHNOLOGIES, OR THE PRODUCTS IN WHICH THEY ARE USED, INFRINGE ON THEIR PROPRIETARY RIGHTS AND WE MAY INCUR SIGNIFICANT COSTS RESOLVING THESE CLAIMS.

     Third parties may claim that the manufacture, use or sale of our drug delivery technologies infringe their patent rights. If such claims are asserted, we may have to seek licenses, defend infringement actions or challenge the validity of those patents in court. If we could not obtain required licenses, are found liable for infringement or are not able to have these patents declared invalid, we may be liable for significant monetary damages, encounter significant delays in bringing products to market or be precluded from participating in the manufacture, use or sale of products or methods of drug delivery covered by the patents of others. We may not have identified, or be able to identify in the future, U.S. and foreign patents that pose a risk of potential infringement claims.




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     We enter into collaborative agreements with pharmaceutical companies to apply our drug delivery technologies to drugs developed by others. Ultimately, we receive license revenues and product development fees, as well as revenues from the sale of products incorporating our technology and royalties. The drugs to which our drug delivery technologies are applied are generally the property of the pharmaceutical companies. Those drugs may be the subject of patents or patent applications and other forms of protection owned by the pharmaceutical companies or third parties. If those patents or other forms of protection expire, become ineffective or are subject to the control of third parties, sales of the drugs by the collaborating pharmaceutical company may be restricted or may cease. Our revenues, in that event, may decline.

WE MAY INCUR SIGNIFICANT COSTS SEEKING APPROVAL FOR OUR PRODUCTS AND IF WE ARE NOT SUCCESSFUL, WE MAY BE UNABLE TO ACHIEVE OUR ANTICIPATED REVENUES AND PROFITS.

     The federal government, principally the U.S. Food and Drug Administration, and state and local government agencies regulate all new pharmaceutical products, including our existing products and those under development. We may incur significant costs attempting to obtain regulatory approval for our products. If we are not successful, our revenues and profitability may decline.

     Applicants for FDA approval often must submit extensive clinical data and supporting information to the FDA. Varying interpretations of the data obtained from pre-clinical and clinical testing could delay, limit or prevent regulatory approval of a drug product. Changes in FDA approval policy during the development period, or changes in regulatory review for each submitted new drug application also may cause delays or rejection of an approval. Even if the FDA approves a product, the approval may limit the uses or "indications" for which a product may be marketed, or may require further studies. The FDA also can withdraw product clearances and approvals for failure to comply with regulatory requirements or if unforeseen problems follow initial marketing.

     Manufacturers of drugs also must comply with applicable good manufacturing practices requirements. If we cannot comply with applicable good manufacturing practices we may be required to suspend the production and sale of our products, which would reduce our revenues and gross profits. We may not be able to comply with the applicable good manufacturing practices and other FDA regulatory requirements for manufacturing as we expand our manufacturing operations.

     If our products are marketed in foreign jurisdictions, we, and the pharmaceutical companies with whom we are developing our technologies, must obtain required regulatory approvals from foreign regulatory agencies and comply with extensive regulations regarding safety and quality. If approvals to market our products are delayed, if we fail to receive these approvals, or if we lose previously received approvals, our revenues would be reduced. We may not be able to obtain all necessary foreign regulatory approvals. We may be required to incur significant costs in obtaining or maintaining foreign regulatory approvals.







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WE MAY BE SUBJECT TO SANCTIONS IF WE FAIL TO COMPLY WITH REGULATORY
REQUIREMENTS.

     If we, or pharmaceutical companies with whom we are developing our technologies, fail to comply with applicable FDA and other regulatory requirements, we, and they, may be subject to sanctions, including:

     -    warning letters;
     -    fines;
     -    product seizures or recalls;
     -    injunctions;
     - refusals to permit products to be imported into or exported out of the U.S.;
     -    total or partial suspension of production;
     -    withdrawals of previously approved marketing applications; and
     -    criminal prosecutions.

IF THE MARKETING CLAIMS ASSERTED ABOUT OUR PRODUCTS ARE NOT APPROVED, OUR REVENUES MAY BE LIMITED.

     Once a drug product is approved by the FDA, the Division of Drug Marketing, Advertising and Communication, the FDA's marketing surveillance department within the Center for Drugs, must approve marketing claims asserted by our pharmaceutical company partners. If our pharmaceutical company partners fail to obtain from the Division of Drug Marketing acceptable marketing claims for a product incorporating our drug technology, our revenues from that product may be limited. Marketing claims are the basis for a product's labeling, advertising and promotion. The claims our pharmaceutical company partners are asserting about our drug delivery technology, or the drug product itself, may not be approved by the Division of Drug Marketing.

IF WE DO NOT PROPERLY MANAGE OUR GROWTH, WE MAY BE UNABLE TO SUSTAIN THE LEVEL OF REVENUES WE HAVE ATTAINED OR EFFECTIVELY PURSUE ADDITIONAL BUSINESS OPPORTUNITIES.

     Our revenues increased 76% from the year ended December 31, 1998 to the year ended December 31, 1999, placing significant stress on our management, administrative and operational resources. If we do not properly manage the growth we have recently experienced and expect in the future, our revenues may decline or we may be unable to pursue sources of additional revenues. To properly manage our growth, we must, among other things, implement additional and improve existing administrative, financial and operational systems, procedures and controls on a timely basis. We will also need to expand our finance, administrative and operations staff. We may not be able to complete the improvements to our systems, procedures and controls necessary to support our future operations in a timely manner. We may not be able to hire, train, integrate, retain, motivate and manage required personnel and may not be able to successfully identify, manage and exploit existing and potential market opportunities. Improving our systems and increasing our staff will increase our operating expenses. If we fail to generate additional revenue in excess of increased operating expenses in any fiscal period we may incur losses, or our losses may increase in that period.

IF WE CANNOT ATTRACT AND RETAIN KEY PERSONNEL, ON WHICH WE DEPEND, WE MAY NOT BE ABLE TO EXECUTE OUR BUSINESS PLAN AS ANTICIPATED.

     During our operating history, we have assigned many key responsibilities within our company to a relatively small number of individuals. If we lose the services of John Siebert, our Chief Executive Officer, or John Hontz, our Chief Operating Officer, we may have difficulty executing our business plan in the manner we currently anticipate. The competition for qualified personnel is intense, and the loss of






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services of key personnel could adversely affect our business. We have an employment agreement through December 31, 2000 with Dr. Siebert. We do not maintain key person insurance for any of our key personnel.

         We rely on our consultants to assist us in formulating our research and development strategy. All of our consultants are otherwise employed and each of these consultants may have commitments to other entities that may limit their availability to us or other interests that may conflict with our interests.

WE MAY FACE PRODUCT LIABILITY CLAIMS RELATED TO PARTICIPATION IN CLINICAL TRIALS OR THE USE OR MISUSE OF OUR PRODUCTS.

         The testing, manufacturing and marketing of products utilizing our drug delivery technologies may expose us to potential product liability and other claims resulting from their use. If any such claims against us are successful, we may be required to make significant compensation payments. Any indemnification that we have obtained, or may obtain, from contract research organizations or pharmaceutical companies conducting human clinical trials on our behalf may not protect us from product liability claims or from the costs of related litigation. Similarly, any indemnification we have obtained, or may obtain, from pharmaceutical companies with whom we are developing our drug delivery technologies may not protect us from product liability claims from the consumers of those products or from the costs of related litigation. If we are subject to a product liability claim, our product liability insurance, which has an aggregate policy limit of $5 million, may not reimburse us, or be sufficient to reimburse us, for any expenses or losses we may suffer. A successful product liability claim against us, if not covered by, or if in excess of, our product liability insurance, may require us to make significant compensation payments, which would be reflected as expenses on our statement of operations.

                          RISKS RELATED TO OUR INDUSTRY

IF WE CANNOT KEEP PACE WITH THE RAPID TECHNOLOGICAL CHANGE AND MEET THE INTENSE COMPETITION IN OUR INDUSTRY, WE MAY LOSE BUSINESS.

         Our success depends, in part, upon maintaining a competitive position in the development of products and technologies in a rapidly evolving field. If we cannot maintain competitive products and technologies, our current and potential pharmaceutical company partners may choose to adopt the drug delivery technologies of our competitors. Fast-dissolve tablet technologies that compete with our OraSolv and DuraSolv technologies include the Zydis technology developed by R.P. Scherer Corporation, the WOWTab technology developed by Yamanouchi Shaklee Pharmaceuticals, the Flashtab technology developed by Laboratories Prographarm, and FlashDose technology developed by Fuizz Technologies Ltd. We also compete generally with other drug delivery, biotechnology and pharmaceutical companies, engaged in the development of alternative drug delivery technologies or new drug research and testing. Many of these competitors have substantially greater financial, technological, manufacturing, marketing, managerial and research and development resources and experience than we do, and, therefore, represent significant competition for us.

         Our competitors may succeed in developing competing technologies or obtaining governmental approval for products before we do. The products of our competitors may gain market acceptance more rapidly than our products. Developments by competitors may render our products, or potential products, noncompetitive or obsolete.

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OUR COMMERCIAL PRODUCTS ARE SUBJECT TO CONTINUING REGULATION AND WE MAY BE
SUBJECT TO ADVERSE CONSEQUENCES IF WE FAIL TO COMPLY WITH APPLICABLE
REGULATIONS.

         Even if our products receive regulatory approval, either in the U.S. or internationally, we will continue to be subject to extensive regulatory requirements. These regulations are wide-ranging and govern, among other things:

         -    adverse drug experience reporting regulations;
         -    product promotion;
         - product manufacturing, including good manufacturing practice requirements; and
         -    product changes or modifications.

         If we fail to comply or maintain compliance with these laws and regulations, we may be fined or barred from selling our products. If the FDA believes that we are not complying with the law, it can:

         -    seize our products;
         -    mandate a recall;
         -    stop future sales through injunctive procedures; and/or
         -    assess civil and criminal penalties against us.

                        RISKS RELATED TO OUR COMMON STOCK

ANTI-TAKEOVER PROVISIONS OF OUR CORPORATE CHARTER DOCUMENTS, DELAWARE LAW AND OUR STOCKHOLDERS' RIGHTS PLAN MAY AFFECT THE PRICE OF OUR COMMON STOCK.

         Our corporate charter documents, Delaware law and our stockholders' rights plan include provisions that may discourage or prevent parties from attempting to acquire us. These provisions may have the effect of depriving our stockholders of the opportunity to sell their stock at a price in excess of prevailing market prices in an acquisition of us by another company. Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the rights, preferences and privileges of those shares without any further vote or action by our stockholders. The rights of holders of our common stock may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future. Additional provisions of our certificate of incorporation and bylaws could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting common stock. These include provisions that limit the ability of stockholders to call special meetings or remove a director for cause.

         We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, either alone or together with affiliates and associates, owns (or within the past three years, did own) 15% or more of the corporation's voting stock.

         We also have a stockholders' rights plan, commonly referred to as a poison pill, which makes it difficult, if not impossible, for a person to acquire control of us without the consent of our board of directors.

OUR STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE VOLATILE.

         The trading price of our common stock has been, and is likely to continue to be highly volatile. The market value of your investment in our common stock may fall sharply at any time due to this volatility. In the year ended December 31, 1999, the trading price of our common stock ranged from $2.53 to $13.50. In the year ended December 31, 1998, the trading price for our common stock ranged from $2.09 to $4.97. The market prices for securities of drug delivery, biotechnology and pharmaceutical companies historically have been highly volatile. Factors that could adversely affect our stock price include:

         -    fluctuations in our operating results;
         - announcements of technological collaborations, innovations or new products by us or our competitors;
         -    governmental regulations;
         -    developments in patent or other proprietary rights;
         - public concern as to the safety of drugs developed by us or others;
         - the results of pre-clinical testing and clinical studies or trials by us or our competitors;
         -    litigation; and
         -    general market conditions.

OUR OPERATING RESULTS MAY FLUCTUATE, CAUSING OUR STOCK PRICE TO FALL.

         Fluctuations in our operating results may lead to fluctuations, including declines, in our stock price. Our operating results may fluctuate from quarter to quarter and from year to year depending on:

         -    demand by patients for the products we produce;
         -    new product introductions;
         - the seasonal nature of the products we produce to treat seasonal ailments;
         -    pharmaceutical company ordering patterns;
         -    the number of  new collaborative agreements that we enter into;
         - our achievement of product development milestones under collaborative agreements; and
         - our level of activity conducted on behalf and at the direction of pharmaceutical companies.

FUTURE SALES OF COMMON STOCK, OR THE PROSPECT OF FUTURE SALES, MAY DEPRESS OUR STOCK PRICE.

         Sales of a substantial number of shares of common stock, or the perception that sales may occur, could adversely affect the market price of our common stock. On March 17, 2000, we issued and sold 1,100,000 shares of our common stock to a limited number of investors in a private placement, exempt from registration under the Securities Act of 1933. Under the stock purchase agreement with the investors, we were required to file a registration statement with the Securities and Exchange Commission within thirty days after March 17, 2000 for the resale by the investors of the shares of common stock issued in the private placement. We also are required to use our reasonable efforts to have the registration statement declared effective by the Securities and Exchange Commission and maintain its effectiveness until the earlier of March 17, 2002, the time at which all shares acquired in the private placement have been sold under the registration statement, or the date on which each investor may sell all of the shares of common stock acquired by the investor in the private placement without registration or without regard to any volume limitations. Significant resales of the common stock issued in the private placement could adversely affect the market price of our common stock.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about our business and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, as more fully described above and elsewhere in this prospectus.

                              SELLING STOCKHOLDERS

         The following table presents the number of outstanding shares of our common stock beneficially owned by the selling stockholders as of March 17, 2000. The table also presents the maximum number of shares proposed to be sold by the selling stockholders and the number of shares they will own after the sales. The percentages are based on 10,851,134 shares outstanding on March 17, 2000.

                                       SHARES BENEFICIALLY OWNED                       SHARES BENEFICIALLY OWNED
                                           PRIOR TO OFFERING                              AFTER OFFERING (1)
                                       -------------------------                       -------------------------
                                                     PERCENTAGE                                     PERCENTAGE
                                                         OF             SHARES                           OF
               NAME                     NUMBER       OUTSTANDING        OFFERED       NUMBER        OUTSTANDING
--------------------------------        ------       -----------        -------       ------        -----------
Delaware Group Equity Funds III,        298,100           2.7            108,900      189,200            1.7
on behalf of its Delaware Trend
Fund
Delaware Group Premium Fund, on         160,600           1.5             60,600      100,000             *
behalf of its Trend Series
Delaware Management Company,             82,700            *              29,400       53,300             *
sub-investment adviser on behalf
of PACE Small/Medium Company
Growth Equity Investments
Delaware Pooled Trust, on behalf          2,500            *               1,100        1,400             *
of its The Small-Cap Growth
Equity Portfolio
Franklin Biotechnology                  300,000           2.8            300,000         --              --
Discovery Fund
Franklin Small Cap                      600,000           5.5            600,000         --              --
Growth Fund

----------
*Less than 1%.

(1)   Assumes sale of all shares of the selling stockholders being offered.

                              PLAN OF DISTRIBUTION

         The selling stockholders may sell the shares being offered from time to time in one or more transactions:

         -    on the Nasdaq National Market or otherwise;
         -    in the over-the-counter market;
         -    in negotiated transactions;
         - through the writing of options on shares, whether the options are listed on an options exchange or otherwise; or
         -    a combination of such methods of sale.

         The selling stockholders may sell the shares at market prices prevailing at the time of sale, at prices related to those market prices or at negotiated prices. The selling stockholders also may sell the shares pursuant to Rule 144 adopted under the Securities Act of 1933 as permitted by that rule. The selling stockholders may effect transactions by selling shares directly to purchasers or to or through broker-dealers. The broker-dealers may act as agents or principals. The broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares. The compensation of any particular broker-dealer may be in excess of customary commissions. The selling stockholders and broker-dealers that participate with the selling stockholders in the distribution of shares may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act. Any commissions received by them and any profit on the resale of shares may be deemed to be underwriting compensation. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales of shares in the market.

         Upon notification to us by a selling stockholder that any material arrangement has been entered into with broker-dealers for the sale or purchase of shares, we will file a supplement to this prospectus, if required, disclosing:

         -    the name of the participating broker-dealers;
         -    the number of shares  involved;
         -    the price at which such shares were sold;
         - the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;
         - that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
         -    other facts material to the transaction.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. Our SEC filings are also available at the office of the National Association of Securities Dealers, Inc. For more information on obtaining copies of our public filings at the National Association of Securities Dealers, Inc., you should write to National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and prior to the time that all the securities offered by this prospectus are sold:

         - Annual Report on Form 10-K for the year ended December 31, 1999 (including information specifically incorporated by reference into our Form 10-K from our 2000 Annual Report to Stockholders and our definitive Notice and Proxy Statement for our 2000 Annual Meeting of Stockholders);

         -    Quarterly Report on Form 10-Q for the quarter ended March 31,
              2000; and

         - the description of our common stock contained in the registration statement on Form 8-A dated June 22, 1994 and any amendment or reports filed to update that description.

         You may request a copy of these filings (other than an exhibit to a filing, unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

                                    Mr. David A. Feste
                                    Vice President and Chief Financial Officer
                                    CIMA LABS INC.
                                    10000 Valley View Road
                                    Eden Prairie, Minnesota 55344
                                    (952) 947-8700

         You should rely only on the information incorporated by reference or presented in this prospectus. We have not authorized anyone else to provide you with different information. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus.

                                 LEGAL OPINIONS

         Faegre & Benson LLP, 2200 Norwest Center, Minneapolis, Minnesota 55402 will pass upon the validity of the shares of common stock offered by this prospectus.

                                     EXPERTS

         The financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1999, were audited by Ernst & Young LLP, independent auditors, as indicated in their report thereon, and are incorporated by reference into this prospectus and elsewhere in this registration statement in reliance upon their report, given on their authority as experts in accounting and auditing.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                  Expenses in connection with the issuance and distribution of the shares of common stock being registered hereunder, other than underwriting commissions and expenses, are estimated below.

SEC registration fee ......................................      $     5,101
Nasdaq listing fee ........................................           17,500
Legal services and expenses ...............................           75,000
Accounting services and expenses ..........................           30,000
Printing fees .............................................            5,000
Miscellaneous .............................................           12,399
                                                                 -----------
Total                                                            $   145,000
                                                                 ===========

                  Except for the SEC registration fee and the Nasdaq listing fee, all of the foregoing expenses have been estimated. The selling stockholders will bear fees and disbursements of their own legal counsel and accountants and transfer taxes. The Registrant will bear all other expenses.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         CIMA LABS INC. ("CIMA LABS") is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware ("Delaware Law") contains detailed provisions on indemnification of directors and officers of a Delaware corporation against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with certain litigation.

         CIMA LABS's Fifth Restated Certificate of Incorporation (the "Certificate"), together with CIMA LABS's Third Restated Bylaws (the "Bylaws" and together with the Certificate, the "Corporate Documents") provide for indemnification of directors and officers. CIMA LABS's Corporate Documents provide that CIMA LABS will indemnify each director, officer, employee or agent of CIMA LABS or any individual serving in such a capacity with another business entity at CIMA LABS's request (an "Indemnitee") to the full extent permitted by Delaware Law, as now enacted or hereinafter amended, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection therewith. CIMA LABS's Corporate Documents provide that expenses incurred by a director, officer or employee in defending an action, suit or proceeding shall be paid by CIMA LABS in advance of the final disposition of such action upon receipt of an undertaking by or on behalf of such person that he will repay such amount if it is ultimately determined that he is not entitled to be indemnified by CIMA LABS. Delaware Law provides that the indemnification provisions of the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

         CIMA LABS has entered into agreements with its directors and certain of its officers, which agreements may require CIMA LABS to indemnify such directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors and officers insurance to the extent available on reasonable terms.

         The directors and officers of CIMA LABS are covered by an insurance policy indemnifying them against certain civil liabilities, including liabilities under the federal securities laws, which might be incurred by them in such capacity.

ITEM 16. EXHIBITS.

         Exhibit                                Description
         -------                                -----------

         4.1      Fifth Restated Certificate of Incorporation (1)

         4.2      Third Restated Bylaws (2)

         4.3      Form of Stock Purchase Agreement dated March 13, 2000 (3)

         4.4      Stock Purchase Agreement dated March 13, 2000, between the
                  Registrant and Delaware Group Equity Funds III, on behalf of its Delaware Trend Fund

         4.5      Stock Purchase Agreement dated March 13, 2000, between the
                  Registrant and Delaware Group Premium Fund, on behalf of its Trend Series

         4.6      Stock Purchase Agreement dated March 13, 2000, between the
                  Registrant and Delaware Management Company, sub-investment adviser on behalf of PACE Small/Medium Company Growth Equity
                  Investments

         4.7      Stock Purchase Agreement dated March 13, 2000, between the
                  Registrant and Delaware Pooled Trust, on behalf of its The
                  Small-Cap Growth Equity Portfolio

         4.8      Stock Purchase Agreement dated March 13, 2000, between the
                  Registrant and Franklin Biotechnology Discovery Fund

         4.9      Stock  Purchase  Agreement  dated March 13, 2000,  between the
                  Registrant and Franklin Small Cap Growth Fund

         5        Opinion of Faegre & Benson LLP

         23.1     Consent of Ernst & Young LLP

         23.2     Consent of Faegre & Benson LLP (contained in Exhibit 5 to this
                  Registration Statement)

         24       Powers of Attorney

------------------------
(1) Incorporated by reference to Exhibit 3.1 to the Registrant's Form 10-K for the year ended December 31, 1994 (File No. 0-24424).

(2) Incorporated by reference to Exhibit 3.2 to the Company's Form 10-Q for the period ended June 30, 1999 (File No. 0-24424).

(3) Incorporated by reference to Exhibit 4.3 to the Registrant's Form 10-K for the year ended December 31, 1999 (File No. 0-24424).

ITEM 17           UNDERTAKINGS.

                  The undersigned Registrant hereby undertakes:
                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement
         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on July 6, 2000.


                                      CIMA LABS INC.
                                     (Registrant)



                                     By                    *
                                        ----------------------------------------
                                           John M. Siebert, Ph.D.
                                           President and Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 has been signed below by the following persons, representing a majority of the Board of Directors, in the capacities and on July 6, 2000.

                 NAME                                   TITLE
                 ----                                   -----

                   *
---------------------------------------     President  and Chief Executive
        John M. Siebert, Ph.D.                Officer (Principal Executive
                                              Officer) and Director
                   *
---------------------------------------     Vice President and Chief Financial
            David A. Feste                    Officer (Principal Financial
                                              Officer and Principal Accounting
                                              Officer)
                   *
---------------------------------------          Chairman of the Board of
          Terrence W. Glarner                            Directors
                   *
---------------------------------------
           Steven B. Ratoff                              Director

                   *
---------------------------------------
       Joseph R. Robinson, Ph.D.                         Director

* David A. Feste, by signing his name hereto, does hereby sign this document on behalf of himself and each of the other above named executive officer and directors of the Registrant pursuant to powers of attorney duly executed by each such person.

          /s/ David A. Feste
---------------------------------------
            David A. Feste

                               INDEX TO EXHIBITS

                                                                                                       Method
 Exhibit                                         Description                                          of Filing
 -------                                         -----------                                          ---------
4.1            Fifth Restated Certificate of Incorporation (1)................................  Incorporated by
                                                                                                Reference

4.2            Third Restated Bylaws (2)......................................................  Incorporated by
                                                                                                Reference

4.3            Form of Stock Purchase Agreement dated March 13, 2000 (3)......................  Incorporated by
                                                                                                Reference

4.4            Stock  Purchase  Agreement  dated March 13, 2000,  between the  Registrant  and
               Delaware Group Equity Funds III, on behalf of its Delaware Trend Fund .........  Previously Filed


4.5            Stock  Purchase  Agreement  dated March 13, 2000,  between the  Registrant  and
               Delaware Group Premium Fund, on behalf of its Trend Series ....................  Previously Filed


4.6            Stock Purchase Agreement dated March 13, 2000, between the Registrant and
               Delaware Management Company, sub-investment adviser on behalf of PACE
               Small/Medium Company Growth Equity Investments.................................  Previously Filed

4.7            Stock Purchase Agreement dated March 13, 2000, between the
               Registrant and Delaware Pooled Trust, on behalf of its The
               Small-Cap Growth Equity Portfolio .............................................  Previously Filed


4.8            Stock  Purchase  Agreement  dated March 13, 2000,  between the  Registrant  and
               Franklin Biotechnology Discovery Fund..........................................  Previously Filed

4.9            Stock  Purchase  Agreement  dated March 13, 2000,  between the  Registrant  and
               Franklin Small Cap Growth Fund.................................................  Previously Filed

5              Opinion of Faegre & Benson LLP.................................................  Previously Filed

23.1           Consent of Ernst & Young LLP...................................................  Filed
                                                                                                Electronically
23.2           Consent of Faegre & Benson LLP
               (contained in Exhibit 5 to this Registration Statement)

24             Powers of Attorney.............................................................  Previously Filed


----------------------
(1) Incorporated by reference to Exhibit 3.1 to the Registrant's Form 10-K for the year ended December 31, 1994 (File No. 0-24424).

(2) Incorporated by reference to Exhibit 3.2 to the Company's Form 10-Q for the period ended June 30, 1999 (File No. 0-24424).

(3) Incorporated by reference to Exhibit 4.3 to the Registrant's Form 10-K for the year ended December 31, 1999 (File No. 0-24424).